UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): December 14, 2015

HUBSPOT, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	001-36680	20-2632791
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

25 First Street, 2nd Floor Cambridge, Massachusetts		02141
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (888) 482-7768

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Amended and Restated Lease

On December 14, 2015, HubSpot, Inc. (the “Company”), as tenant, entered into an Amended and Restated Lease (the “Amended Lease”) with Jamestown Premier Davenport, LLC (the “Landlord”), which terminated and replaced the Company’s existing lease of 118,561 rentable square feet of office space (the “Existing Premises”) located at 25 First Street, Cambridge, Massachusetts (the “Building”) and expands the Company’s leased premises in the Building to include an additional 66,887 rentable square feet of office space (the “Expansion Premises”). The Amended Lease also provides for the Company to lease (i) the remaining 29,114 rentable square feet of office space (the “Put Premises”) in the Building as and when the terms of existing leases with the tenants of the Put Premises expire and (ii) 10,000 square feet of basement storage premises in the Building. If elected by the Landlord, the Company may be required to lease an additional 6,078 square feet of basement space.

The term of the Lease commences on (i) with respect to the Existing Premises (exclusive of a portion of the Existing Premises not yet delivered by the Landlord, which contains 6,607 rentable square feet (the “Delayed Portion of the Existing Premises)), November 1, 2015, (ii) with respect to a portion of the Expansion Premises already delivered to the Company, which contains 8,143 rentable square feet, October 22, 2015 and (iii) with respect to the remainder of the Expansion Premises and the Put Premises, as and when the Landlord delivers possession of such premises to the Company. It is anticipated that the remainder of the Expansion Premises will be delivered to the Company on January 1, 2017, and the Delayed Portion of the Existing Premises is expected to be delivered to the Company on September 1, 2016. The Put Premises may not be delivered to the Company prior to January 1, 2018. The term of the Lease expires on October 31, 2027 with two (2) options to renew, each for an additional five (5) year term.

The Company will pay fixed rent for the Existing Premises through the original term of November 30, 2020 at a modified rental rate calculated to account for the transition of the Company’s lease of the Existing Premises on a gross rental basis to a triple net basis. The initial rental rate for the Existing Premises for 2015 through November 30, 2016 is $34.15 per rentable square foot per annum (with the exception of Suite 104, which has a slightly lower rental rate) and increases by $1.00 per year until November 30, 2020, at which point the fixed rent rate for the Existing Premises adjusts to the fixed rental rate payable with respect to the Expansion Premises for the remainder of the lease term. The fixed rent rate for the Expansion Premises is $53.00 per square foot per annum on a triple net basis and increases by $1.00 per rentable square foot per annum on May 1st of each year. The Company will receive three (3) months of rent abatement for the Delayed Portion of the Existing Premises, six (6) months of rent abatement for 15,910 rentable square feet of the Expansion Premises and eight (8) months of rent abatement for 42,834 rentable square feet of the Expansion Premises.

The Company will pay its pro rata share of all operating costs and taxes incurred by the Landlord for the Building, subject to a specified list of excluded costs.

The foregoing is a brief description of certain of the terms of the Amended Lease, does not purport to be complete and is qualified in its entirety by reference to the Amended Lease, a copy of which is included as Exhibit 10.1 to this report and incorporated by reference herein.

Amended and Restated Loan and Security Agreement

On December 14, 2015, the Company and Comerica Bank (“Comerica”) entered into the Seventh Amendment to the Amended and Restated Loan and Security Agreement (the “Amendment”), The Amendment revised the terms of the Amended and Restated Loan and Security Agreement, dated as of April 4, 2012, as amended, by and between the Company and Comerica (the “Loan Facility”). The Amendment, among other things, extends the maturity date of the Loan Facility from March 21, 2016 to March 20, 2017, increases the sublimit for ancillary services under the Loan Facility, including letters of credit from $4 million to $6 million and revises certain other thresholds in various

Loan Facility covenants, such as investments in subsidiaries and permitted liens. The Amendment does not increase the existing $35 amount available for borrowing under the Loan Facility. The Company currently has no outstanding balance under the Loan Facility.

The foregoing is a brief description of the Amendment, does not purport to be complete and is qualified in its entirety by reference to the Amendment that will be filed as an exhibit to our annual report on Form 10-K for the year ending December 31, 2015.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in response to Item 1.01 of Form 8-K above regarding the Amendment is incorporated by reference in response to this Item 2.03 of Form 8-K.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

10.1	Amended and Restated Lease from Jamestown Premier Davenport, LLC to HubSpot, Inc., dated December 14, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

December 18, 2015	HubSpot, Inc.

	By:	/s/ John Kelleher
	Name:	John Kelleher
	Title:	General Counsel